Exhibit 99.3
1.Information on Agenda Item 1 pursuant to § 124a sentence 1 No. 2 Stock Corporation Act
Pursuant to §§ 172, 173 Stock Corporation Act, voting on Agenda Item 1 is not provided for as the Supervisory Board has approved the Annual Financial Statements and
Consolidated Financial Statements prepared by the Management Board, thus the Annual
Financial Statements have been established. § 175 (1) sentence 1 Stock Corporation Act merely stipulates that the Management Board convenes the General Meeting for the purpose (inter alia) of accepting the established Annual Financial Statements and
Management Report as well as for voting on the appropriation of distributable profit (if applicable) and, in the case of a parent company, also for the purpose of accepting the
Consolidated Financial Statements and Management Report as approved by the
Supervisory Board. The special case pursuant to § 173 Stock Corporation Act, according to which the General Meeting would be entrusted with establishing the Annual Financial
Statements if the Management Board and Supervisory Board decide this, also does not apply. The Management Board and Supervisory Board have not taken such a resolution.
2.Information pursuant to § 121 (3) sentence 3 No. 3 Stock Corporation Act on shareholders’
rights
The Notice of the General Meeting includes details on shareholders’ rights pursuant to
§§ 122 (2), 126 (1), 127, 131 (1) Stock Corporation Act. The following information is intended for further clarification purposes.
a)Requests for additions to the Agenda in accordance with § 122 (2) Stock
Corporation Act
Shareholders whose aggregate shareholdings represent 5% of the share capital or the proportionate amount of €500,000 (the latter of which corresponds to 195,313 shares) may request that items be placed on the Agenda and published.
The request must be addressed to the Management Board of the company and be received by the company at the latest by Monday, April 27, 2026, 24:00 Central
European Summer Time (CEST). Such requests are to be sent in writing to the following address:
Deutsche Bank Aktiengesellschaft
Management Board
D-60262 Frankfurt am Main
Germany
or in electronic form pursuant to § 126a German Civil Code (BGB), i.e., submission of such request with the name and a qualified electronic signature added via e-mail, to:
deutschebank.hauptversammlung@db.com

Each new item of the Agenda must also include a reason or a resolution proposal.
Pursuant to § 122 (2) in conjunction with (1) Stock Corporation Act, shareholders making such requests must prove that they have owned the required number of shares for at least 90 days prior to the day the request is received and that they will hold the shares until the Management Board decides on the request. § 121 (7) Stock
Corporation Act is to be applied mutatis mutandis to the calculation of the period.
According to this, the days are counted back, whereby the day on which the request is received shall not be included, and any move from a Sunday, Saturday or public holiday to a preceding or subsequent business day shall not be possible. §§ 187 to
193 German Civil Code shall not be applied mutatis mutandis. § 70 Stock Corporation
Act applies when calculating the time for which shares have been held. According to this, a claim to the transfer of ownership vis-à-vis a credit institution, a financial services provider, a securities institution or an enterprise operating pursuant to § 53
(1) sentence 1 or § 53b (1) sentence 1 or (7) of the German Banking Act is considered to be the same as ownership (§ 70 sentence 1 Stock Corporation Act). The period during which the share was owned by a predecessor in title shall be attributed to the shareholder, provided that he has acquired the share without consideration, from his fiduciary, as a successor in title by operation of law, in connection with the dissolution of a community of interests or as a result of a transfer of assets in accordance with
§ 13 of the Insurance Supervision Act or § 14 of the Building and Loan Associations Act
(§ 70 sentence 2 Stock Corporation Act).
Additional Agenda Items that are to be published – if they have not already been published upon convening the General Meeting – will be published in the German
Federal Gazette (Bundesanzeiger) without delay after the company receives them and forwarded for publication to other such media that can be expected to distribute the information throughout the European Union. Furthermore, without delay after receipt by the company, the additional Agenda Items will be made accessible on the website agm.db.com and announced to all shareholders.
Below is the wording of the provisions of the Stock Corporation Act upon which this shareholder right is based:
§ 122 (1) and (2) (Convening a meeting at the request of a minority)
(1)The general meeting shall be convened if shareholders whose aggregate shareholdings equal or exceed one-twentieth of the share capital, demand such meeting in writing, stating the purpose of and reasons for such a meeting; such demand shall be addressed to the management board. The articles may provide that the right to demand a general meeting shall require another form or the holding of a lower proportion of the share capital. Persons submitting a request must prove that they have held the shares for at least 90 days before the date the request is received and that they hold the shares until the management board decides on the request. § 121 (7) shall be applied mutatis mutandis.
In the same manner, shareholders whose aggregate shareholdings amount to one-twentieth of the share capital or represent an amount of the share capital corresponding to 500,000 euros, may request that items are placed on the agenda and published. Each new item shall be accompanied by the reasons for it or a resolution proposal. The request in the sense of sentence 1 shall be provided to the company at least 24 days, in the case of listed companies at least 30 days, prior to the meeting; the day of receipt shall not be included in this calculation.

b)Proposals and election proposals from shareholders pursuant to §§ 126 (1), 127
Stock Corporation Act
The company’s shareholders may submit counterproposals to the proposals of the
Management Board and/or Supervisory Board on specific Agenda Items and election proposals as defined under § 127 Stock Corporation Act before the General Meeting.
Such counterproposals (with their reasons) and election proposals are to be sent solely to:
Deutsche Bank Aktiengesellschaft
Investor Relations
D-60262 Frankfurt am Main
Germany
e-mail: deutschebank.hauptversammlung@db.com
Counterproposals should stipulate a reason; this does not apply to election proposals.
Shareholders’ counterproposals and election proposals that fulfill the requirements and are received by the company at the address or e-mail address specified above by Wednesday, May 13, 2026, 24:00 CEST, at the latest, will be made accessible without undue delay through the website agm.db.com along with the name of the shareholder and, specifically in the case of counterproposals, the reason and, in the case of election proposals, the additional information (if any) to be provided by the
Management Board pursuant to § 127 sentence 4 Stock Corporation Act, as well as any comments by Management.
The company is not required to make a counterproposal and its reason or an election proposal accessible if one of the exclusionary elements pursuant to § 126 (2) Stock
Corporation Act exists, for example, because the election proposal or counterproposal would lead to a resolution by the General Meeting that breaches the law or the Articles of Association or its reason contains obviously false or misleading information with regard to material points. Furthermore, an election proposal need not be made accessible if the proposal does not contain the name, the profession exercised and the place of residence of the proposed person as well as, for Supervisory Board candidates, their membership in other statutory supervisory boards. The reason for a counterproposal need not be made accessible if its total length is more than 5,000 characters.
The Management Board must make shareholders’ proposals for the election of
Supervisory Board members accessible – if the relevant conditions specified above are fulfilled – along with the following information:
—notice of the requirements of § 96 (2) Stock Corporation Act,
—information on whether the joint fulfilment of the quotas was contested in accordance with § 96 (2) sentence 3 Stock Corporation Act, and
—information on how many positions on the Supervisory Board must be filled by women and men, respectively, in order to fulfil the minimum quota requirements pursuant to § 96 (2) sentence 1 Stock Corporation Act.
It should be noted that counterproposals and election proposals, even if they have been submitted to the company in advance in due time, will only be considered at the General Meeting if they are submitted/put forward verbally there. The right of every shareholder to put forward counterproposals on the various Agenda Items or election proposals during the General Meeting even without a previous submission to the company remains unchanged.

Below is the wording of the provisions of the Stock Corporation Act upon which these aforementioned rights are based and which also set out the requirements under which it is possible to refrain from publishing counterproposals and election proposals:
§ 126 (1) to (3) (Proposals by shareholders)
(1)Proposals by shareholders together with the shareholder’s name, the reasons for which the proposals are being made, and any position taken by the management shall be made accessible to the persons entitled pursuant to
§ 125 (1) to (3) under the conditions stated therein if at least 14 days before the meeting the shareholder sends to the address indicated in the notice of the general meeting a counterproposal regarding a proposal of the management board and supervisory board as to an item on the agenda. The date of receipt shall not be taken into account. In the case of listed companies, publishing shall be via the company’s website. § 125 (3) shall apply mutatis mutandis.
(2)A counterproposal and the reason for this need not be made accessible
1.insofar as the management board would become criminally liable by making it accessible,
2.if the counterproposal would result in a resolution of the general meeting which would be illegal or would violate the articles of association,
3.if the grounds contain statements which are manifestly false or misleading in material respects or which are libelous,
4.if a counterproposal of such shareholder based on the same facts has already been published with respect to a general meeting of the company pursuant to § 125,
5.if the same counterproposal of such shareholder on essentially identical grounds has already been published pursuant to § 125 to at least two general meetings of the company within the past five years and at such general meetings less than one-twentieth of the share of capital represented has voted in favour of such counterproposal,
6.if the shareholder indicates that he will neither attend nor be represented at the general meeting, or
7.if within the past two years at two general meetings the shareholder has failed to make or cause to be made on his behalf a counterproposal communicated by him.
The reason need not be made accessible if its total length is more than 5,000 characters.
If several shareholders make counterproposals for resolution in respect to the same subject matter, the management board may combine such counterproposals and the respective reasons specified for them.

§ 127 Election proposals by shareholders
§ 126 shall apply mutatis mutandis to a proposal by a shareholder for the election of a member of the supervisory board or external auditors. No reasons need be given for the election proposal. The management board need not make accessible such election proposal also in those cases in which the proposal does not contain the details required by § 124 (3) sentence 4 and § 125 (1) sentence 5.
For the election of supervisory board members of listed corporations that are subject to the Co-Determination Act, the Coal and Steel Co-Determination Act or
the Supplemental Co-Determination Act, the management board shall provide the following information:
1.notice of the requirements of § 96 (2),
2.information on whether the joint fulfilment of the quotas was contested in accordance with § 96 (2) sentence 3, and
3.information on how many positions on the supervisory board must be filled by women and men respectively in order to fulfil the minimum quota requirements pursuant to § 96 (2) sentence 1.
§ 124 (3) sentence 4 (Publication of requests for supplements; proposals for resolutions)
The proposal for the election of members of the supervisory board or auditors shall state their name, profession exercised and place of residence.
§ 125 (1) sentences 1 and 5, (2), (3) (Communications to shareholders and supervisory board members)
(1)1The management board of a company that has not exclusively issued registered shares shall, at least 21 days before the general meeting, communicate the convening of the general meeting to the following:
1.intermediaries that have shares of the company in custody,
2.shareholders and intermediaries that have requested such
communication,
3.shareholders’ associations that have requested such communication or exercised voting rights on behalf of shareholders at the preceding general meeting.
[…] 5In the case of listed companies, any proposal for the election of supervisory board members must be accompanied by details on their membership in other supervisory boards whose establishment is required by law; details on membership in comparable domestic and foreign controlling bodies of economic enterprises should also be provided.
(2)The management board of a company that has issued registered shares shall provide the same communication to those who are registered in the company’s share register at the beginning of the 21st day before the general meeting as well as to the shareholders and intermediaries that have requested the communication and to the shareholders’ associations that have requested the communication or exercised voting rights on behalf of shareholders at the preceding general meeting.
(3)Each member of the supervisory board may request that the management board send the same communications to him.

c)Right to request information pursuant to § 131 (1) Stock Corporation Act
Pursuant to § 131 (1) sentence 1 Stock Corporation Act, every shareholder may request information at the General Meeting from the Management Board about company matters insofar as the information is required in order to appropriately adjudge the item of business set out in the Agenda. The obligation to provide information covers the company’s legal and business relations with affiliated companies. The obligation of the Management Board of a parent company as defined in § 290 (1) and (2) German Commercial Code to provide information at the
General Meeting at which the Consolidated Financial Statements and Consolidated
Management Report are submitted also covers the position of the Group and of the companies included in the Consolidated Financial Statements.
The Management Board may refuse to provide information insofar as there is a right to refuse the provision of such information pursuant to § 131 (3) Stock Corporation
Act.
The information provided has to adhere to the principles of conscientious and faithful reporting. In accordance with § 19 (2) sentence 2 of the company’s Articles of Association, the Chair of the General Meeting may determine appropriate restrictions on shareholders’ speaking time and time for putting questions; in particular, the Chair of the General Meeting, over the course of the General Meeting, is authorized to set the appropriate total time available in general for speaking and putting questions or for individual speakers.
The statutory speaking time and time for putting questions during the General
Meeting can only be availed of with attendance in person by the shareholder or his authorized representative at the General Meeting. Requests for information are to be put forward at the General Meeting verbally.
The provisions of the Stock Corporation Act which these shareholders’ rights are based on and which also set out the requirements under which it is possible to refrain from providing information is given below:
§ 131 (1) and (2) to (5) (Right of shareholder to request information)
(1)Upon request, each shareholder shall be provided with information by the management board at the general meeting regarding the company's affairs to the extent that such information is necessary for a proper evaluation of the item on the agenda. The duty to provide information shall also extend to the legal and business relations of the company with an affiliated company.
If a company makes use of the simplifications pursuant to § 266 (1) sentence
3, § 276 or § 288 of the German Commercial Code, each shareholder may demand that the annual financial statements be presented to him at the general meeting on the annual financial statements in the form which would have been used without these simplifications. The duty of the management board of a parent company (§ 290 (1), (2) of the German Commercial Code)
to provide information at the general meeting at which the consolidated financial statements and the group management report are presented also extends to the situation of the Group and the companies included in the consolidated financial statements.
[…]
(2)The information provided shall comply with the principles of conscientious and faithful accountability. The articles of association or the rules of procedure pursuant to § 129 may authorize the chairman of the meeting to impose reasonable time limits on the shareholder's right to ask questions and to speak and may specify further details.

(3)The management board may refuse to provide information,
1.insofar as the provision of the information is likely, according to sound business judgment, to cause not inconsiderable disadvantage to the company or an affiliated company;
2.insofar as it relates to tax valuations or the amount of individual taxes;
3.about the difference between the value at which items are shown in the annual balance sheet and a higher value of these items, unless the general meeting ascertains the annual financial statements;
4.on the accounting and valuation methods, insofar as the disclosure of these methods in the notes suffices to provide a true and fair view of the net assets, financial position and results of operations of the company within the meaning of § 264 (2) of the German Commercial Code; this shall not apply if the general meeting ascertains the annual financial statements;
5.insofar as the management board would become criminally liable by providing the information;
6.insofar as, in the case of a credit institution, a financial services institution or a securities institution, information need not be provided on the accounting and valuation methods applied and the calculations made in the annual financial statements, management report,
consolidated financial statements or group management report;
7.insofar as the information is continuously accessible on the company's website for at least seven days prior to the beginning and during the general meeting.
Information may not be refused for other reasons.
(4)If information has been provided to a shareholder outside the general meeting in his capacity as a shareholder, it shall be provided to any other shareholder at his request during the general meeting, even if it is not necessary for the proper assessment of the item on the agenda. In the case of a virtual general meeting, it must be ensured that any shareholder connected to the meeting electronically can submit his request in accordance with sentence 1 by means of electronic communication. The management board may not refuse to provide information in accordance with (3) sentence 1 numbers 1 to 4. Sentence 1 to 3 shall not apply if a subsidiary (§ 290 (1), (2) of the German Commercial Code), a joint venture (§ 310 (1) of the German
Commercial Code) or an associated company (§ 311 (1) of the German
Commercial Code) provides the information to a parent company
(§ 290 (1), (2) of the German Commercial Code) for the purpose of including the company in the consolidated financial statements of the parent company and the information is required for this purpose.
(5)If a shareholder is refused information, he may demand that his question and the reason for which the information was refused be recorded in the minutes of the meeting. In the case of a virtual general meeting, it must be ensured that every shareholder who is electronically connected to the meeting can submit his demand in accordance with sentence 1 by means of electronic communication.

§ 19 (2) sentence 1 and 2 of the Articles of Association
[…]
(2)The Chairman directs the proceedings and determines the sequence of speakers and the sequence in which the items on the agenda are dealt with.
In the course of the General Meeting he may determine appropriate restrictions on the speaking time, the time for putting questions and/or the total time available in general for speaking and putting questions or for individual speakers.
d)Submission of statements
The company offers shareholders on a voluntary basis the possibility to submit statements concerning the Items on the Agenda in text form through the means of electronic communication by Monday, May 25, 2026, 24:00 CEST, at the latest. The statements are to be submitted in German or English only.
Statements will not be translated by the company.
The statement is to be submitted while specifying name and shareholder number using solely the e-mail address specified in the following:
deutschebank.hauptversammlung@db.com
It is asked that the statement length be limited to a reasonable size in order to enable a proper inspection of the statements. A length of 10,000 characters at a maximum should serve as orientation.
The company will make the statements accessible at the latest on Tuesday,
May 26, 2026, 24:00 CEST, while specifying the name of the submitting shareholder on the website agm.db.com.
The company reserves the right not to make statements accessible to the extent the Management Board would be committing a criminal offense by making them accessible or if the statement has obviously false or misleading content on material points or if it contains offensive remarks or if the shareholder has indicated that he will not participate in and will not be represented at the General Meeting. Furthermore, the company reserves the right not to publish statements if they do not have any recognizable relation to the Agenda of the General Meeting.
It should be noted that any questions, proposals and election proposals as well as objections against resolutions of the General Meeting that are contained in statements will not be considered.
This version of the Information on Agenda Item 1 and Shareholders‘ Rights is an
English convenience translation of the German original. For purposes of interpretation, the German text shall be authoritative and final.